EXHIBIT 99.2

Subject Line: Please Vote Your Proxy

Your Control Number:

Electronic Access Notification

A Special Meeting of Ashland Inc. Shareholders will be held on     , 2005 at at     ,     ,     ,    . As previously announced, participants in Ashland’s Employee Savings Plan or the LESOP can view Ashland’s Proxy Statement/Prospectus online. We encourage you to take advantage of this service.

Paper copies of the Proxy Statement/Prospectus and your proxy card can be requested by replying to this e-mail.

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account by telephone or over the Internet. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484, Attn: Marlayna J. Jeanclerc.

Votes cast by telephone or over the Internet are tabulated by our proxy tabulator and are confidential. Ashland does not have access to individual votes.

Even if you do not have regular Internet access at work, you will be able to view the Proxy Statement/Prospectus and vote online. If you are a dial-up user, we encourage you to access these documents and vote from your office or a local number.

In order for your instructions to the Trustees to be counted, you must vote before midnight Eastern Daylight Time on [•], 2005.

To access the Proxy Statement/Prospectus and vote:

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Click on this website address (or type this URL address in your browser): www.ashland.com/proxy.

3.	Click on the links to view or download the Proxy Statement/Prospectus or to vote. When voting, be sure to follow all instructions including the final “Submit” procedure to ensure that your instructions are received.

To vote by telephone (you will need a touch tone telephone):

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Dial 1-800-542-1160.

3.	Be sure to follow all instructions including the final confirmation procedure to ensure that your instructions are received.

Sincerely,

David L. Hausrath

Senior Vice President, General Counsel and Corporate Secretary